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                                                                    EXHIBIT 99.1


                       ENVIRONMENTAL TECTONICS CORPORATION


                ANNOUNCES FOURTH QUARTER AND FISCAL 2005 RESULTS


Southampton, PA: May 27, 2005 - ENVIRONMENTAL TECTONICS CORPORATION ("THE COMPANY") (AMEX: ETC) today announced financial results for the fiscal fourth quarter and year ended February 25, 2005.

         For the fiscal fourth quarter of fiscal 2005, which ended on February 25, 2005, the Company had a net loss of $(1,419,000), or ($0.18) per share (diluted) versus a net profit of $463,000 or $0.06 per share (diluted) for the corresponding period of fiscal 2004. Sales for the fourth quarter of fiscal 2005 were $7,365,000, as compared to $7,998,000 for the fourth quarter of fiscal 2004, a decrease of $633,000, or 7.9%. The primary difference between the two quarters was a $682,000 decrease in net sales from settlements for two different contract disputes with the same customer coupled with a $584,000 decrease in international maintenance and upgrade sales. Acting as a partial offset were increases in the other product lines, most notably hyperbaric (up $490,000, 98.2%) and simulation (up $298,000, 709.5%).

         Gross profit for the fourth quarter of fiscal 2005 decreased $1,572,000, or 38.4%, representing the sales decrease coupled with a 16.9 percentage point decrease in the rate as a percentage of sales. The gross profit decrease reflected the aforementioned impact of reduced claims sales and corresponding gross profit coupled with current period cost increases for a centrifuge project in Malaysia and a submarine rescue decompression chamber project for the U.S. government, which project is the subject of an outstanding claim.

         Operating income was a loss of $(336,000) versus income of $706,000 for the prior period, reflecting the aforementioned gross margin decrease partially offset by a $533,000 reduction in selling and administrative expenses. Net income was a loss of $(1,419,000) versus a profit of $463,000 for the prior period.

         For the fiscal year ended February 25, 2005, the Company experienced a net loss of $(8,113,000) versus a net loss of $(793,000) for fiscal 2004. Sales were $27,814,000, an increase of $1,819,000 or 7.0%. Significant increases were evidenced in environmental ($2,143,000 or 102.6%), hyperbaric ($1,510,000 or 81.3%) and entertainment ($1,031,000 or 308.8%). Acting as a partial offset was a significant decrease in sterilizer sales ($2,731,000 or 59.7%). Aircrew Training Systems (ATS) sales were basically flat between the periods. Environmental sales benefited from a $1,907,000 or 158.1% increase in domestic sales primarily for automotive applications. Hyperbaric equipment sales were up domestically primarily due to a large multi-place chamber sale from a domestic customer destined for a Middle Eastern navy. Entertainment sales reflected the first year orders of our "Wild Earth" and "Monster Truck" amusement rides. The decrease in domestic sterilizer sales primarily reflected reduced activity for a large Ethylene Oxide ("ETO") project.
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          Geographically, domestic sales were up $3,142,000, or 35.5%, and represented 43.1% of total sales, up from 34.1% in fiscal 2004, primarily reflecting the increased activity as noted above. U.S. government sales increased to $2,904,000, as compared to $1,717,000 in fiscal 2004, and represented 10.4% of total sales, up from 6.6% of total sales in fiscal 2004. International sales, including those from the Company's foreign subsidiaries, were down $2,510,000 or 16.3%, and represented 46.5% of total sales, down from 59.3% in fiscal 2004, primarily reflecting significantly reduced sales for ATS.

         Gross profit for fiscal 2005 decreased by $3,767,000 or 37.9% from fiscal 2004 reflecting significant reductions in most product categories, most notably sterilizer, ATS and simulation. Sterilizers suffered from the aforementioned significant sales decrease and a reduction of the gross profit rate as a percent of sales on a product mix shift to smaller steam sterilizers. Although sales for ATS products were basically flat between the periods, the prior period reflected higher claims settlement revenue and corresponding gross profit which resulted in a higher gross profit rate as a percent of sales. Simulation sales were also basically flat between the periods although the current period included additional product development costs, both to enhance functionality of existing products and to develop product extensions, which negatively impacted gross profit as these costs are primarily charged directly to the cost of sales for specific orders. Acting as a partial offset was an improvement in environmental gross profit rates as a percent of sales, although additional budget revisions for cost overruns, primarily for international projects, resulted in continued negative rates.

         Selling and administrative expenses increased $2,996,000, or 31.7%, from fiscal 2004. During fiscal 2005, we incurred significant legal costs and claims expenses to support an international claim (which claim was settled on February 8, 2005) and the lawsuit against Disney, which is scheduled to be placed in the trial pool on June 27, 2005. Approximately 44% of selling and administrative costs in fiscal 2005 were related to legal and accounting fees, claim costs and sales commissions versus approximately 30% in fiscal 2004. As a percentage of sales, selling and administrative expenses were 44.8% in fiscal 2005 compared to 36.4% in fiscal 2004.

                                                                  SELECTED FINANCIAL DATA
                                                                        (UNAUDITED)
                                                               (THOUSANDS, EXCEPT SHARE AND
                                                                  PER SHARE INFORMATION)

                                              FISCAL QUARTER ENDED                                FISCAL YEAR ENDED
                                     FEB. 25, 2005             FEB. 27, 2004            FEB. 25, 2005           FEB. 27, 2004
                                     -------------             -------------            -------------           -------------
Sales                                   $ 7,365                    $ 7,998                 $27,814                   $ 25,995
Gross profit                            $ 2,524                    $ 4,096                 $ 6,176                   $  9,943

Operating (loss) profit                 $  (336)                   $   706                $ (7,130)                  $    131
Pre-tax (loss) profit                   $(1,082)                   $   111                $ (9,230)                  $ (1,605)
Minority interest                       $     -                    $     6                $      -                   $     (2)
Net (loss) profit                       $(1,419)                   $   463                $ (8,113)                  $   (793)

               LOSS PER SHARE
               Basic                    $ (0.18)                    $ 0.06                 $ (1.06)                  $  (0.11)
               Average shares         7,808,000                  7,169,000               7,656,000                  7,163,000
               Diluted                  $ (0.18)                    $ 0.06                 $ (1.06)                  $  (0.11)
               Average shares         7,808,000                  7,202,000               7,656,000                  7,163,000

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         William F. Mitchell, ETC's President and Chairman, stated, "Although
Fiscal 2005 was a disappointment from an operating results standpoint, we did make great strides in developing new technologies and markets which potentially should have a significant positive impact in the future.

         "During fiscal 2005 we successfully factory tested and shipped the Authentic Tactical Flight Simulator Model 400 (ATFS 400), which we believe is the world's first ground-based simulator capable of creating an authentic simulated tactical maneuvering environment. This product continues to receive positive reception from potential customers. Additionally, we continued to evolve the technology in our GAT-II(R) General Aviation Trainers and our GYRO line of spatial disorientation devices. During fiscal 2005 we shipped a GYRO-IPT to the U.S. Air Force Research Laboratory (AFRL) to support sustained operations research and development of fatigue countermeasures. We also received an order from the United States Corps of Engineers for a Pilot Selection System to be installed in an international aeromedical center which will incorporate nine GAT simulators and be capable of developing an objective composite profile of pilot candidates. Our Gyrolab line looks especially promising going forward with numerous potential orders in the pipeline. Our main thrust in ATS engineering in fiscal 2006 will be development of a Gyrolab upset trainer.

         "In an effort to contain costs, we have recently closed our Eugene, Oregon software development office. Their efforts in the Pro-trainer Flight Training Devices will be integrated into our Polish subsidiary.

         "In the simulation line, we entered into numerous contracts for driver trainer simulators. These included an advanced, interactive virtual-reality based airport ground simulator for the Nashville, TN airport and a simulator for the Airside Operations Training Facility at Minneapolis-St. Paul International Airport. Additionally, we were selected by the Maryland Aviation Administration to perform airport certification and emergency drill training at the Baltimore-Washington International Airport. Exercises included three different scenarios: a security breach, a bomb detection/explosion and a hazardous material spill, all offshoots of our Advanced Disaster Management Simulation
(ADMS) technology. And recently we were selected by the South Korean National Fire Academy to provide a virtual-reality based system for training firefighters in South Korea. We will continue to enhance product applications by adding additional software objects and increasing interactivity between the various scenarios.

          "During fiscal 2005 our wholly owned subsidiary, Entertainment Technology Corporation ("EnTCo"), continued its rebuilding efforts. EnTCo sold its first Monster Truck entertainment simulator to the Incredible Pizza Company. Orders for our Wild Earth simulator were received for placement in the United Kingdom's Pleasure Beach in Blackpool, the Philadelphia Zoo, Advantage Entertainment Centers in New Jersey and New York, and the San Diego Zoo. Product development in this line will continue to emphasize the educational and amusement entertainment applications of our ATS simulation technology. EnTCo also was recently honored with two significant awards at the International Association of Amusement Parks and Attractions (IAAPA), the premiere trade show for the amusement industry. Our Wild Earth(TM) ride was deemed "Best New Product" and our booth also captured the "Best Exhibit" award for booths in our size category. In the past few years EnTCo has focused its sales and development efforts on smaller amusement rides as the potential market for its "big-ticket" products continues to be hampered by the amusement market's negative perception of its capabilities in the entertainment industry.

          "Since fiscal 2005 year-end, our sterilizer group has seen a significant up-tick in both proposal activity and contract awards.
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          "In the environmental line we have refocused our sales efforts towards domestic contracts for standardized products and adjusted staffing levels to more closely match market conditions.

          "Our balance sheet at year end was the strongest it has been in recent years. Between available and restricted accounts, our cash balance was $16.7 million with our long-term debt down $70,000 from the prior year. Even after the net loss for the year, because of the issuance of common stock, our net equity decreased only 3%.

                   "Although it has continued to be a difficult year for new contracts, I can assure you that we are doing everything possible to expand our book of business."

         ETC designs, develops, installs and maintains aircrew training systems, public entertainment systems, process simulation systems (sterilization and environmental), clinical hyperbaric systems, environmental testing and simulation systems, and related products for domestic and international customers.

         This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause our actual results, levels of activity, performance or achievements to be materially different from any other future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should', "could", "would", "expect", "plan", "anticipate", "believe", "estimate", "continue", or the negative of such terms or similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, contract cancellations, failure to obtain new contracts, political unrest in customer countries, unfavorable results in litigation, general economic conditions, and those issues identified from time to time in our Securities and Exchange Commission filings and other public documents, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended February 25, 2005.

Contact: Duane D. Deaner, CFO   TEL: 215-355-9100(ext. 1203)   FAX: 215-357-4000
                 ETC - INTERNET HOME PAGE: http://www.etcusa.com